Prospectus Supplement to Prospectus dated July 7, 2005

                                                     Registration No. 333-123915
                                                Filed Pursuant to Rule 424(b)(3)

                             VANTAGEMED CORPORATION

                                   SUPPLEMENT
                                       TO
                          PROSPECTUS DATED JULY 7, 2005

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        This is a Supplement to VantageMed Corporation's Prospectus, dated July
7, 2005, as supplemented on August 15, 2005 and November 14, 2005 with respect to the offer and sale of up to 7,978,491 shares of VantageMed common stock, by the selling stockholders listed in the prospectus or their transferees. This Supplement amends and supplements certain information contained in the Prospectus. We encourage you to read this Supplement carefully.

        VantageMed is a diversified healthcare information systems supplier headquartered in Rancho Cordova, California with support personnel and sales representatives in various locations throughout the United States. We develop, sell, install and support software products and services that assist physicians, anesthesiologists, behavioral health professionals, and other healthcare providers in the operation of their practices and organizations.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

QUARTERLY REPORT ON FORM 10-QSB

On November 14, 2005, we filed our Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2005. We hereby incorporate by reference into this Supplement and the Prospectus this Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2005.

A copy of our Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2005 is being provided to you along with this Supplement.

Information about documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned "Where You Can Find More Information About Us."

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                The date of this Supplement is November 14, 2005.